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                         [JAMES RIVER BANKSHARES LOGO]

FOR IMMEDIATE RELEASE
---------------------

Contact:  Donald W. Fulton, Jr.
   Senior Vice President & CFO
   (757) 934-8734  ext. 206



                             JAMES RIVER BANKSHARES
                           TO CLOSE MORTGAGE COMPANY


SUFFOLK, VA (February 25, 2000) James River Bankshares (NASDAQ NMS: JRBK) today announced that it will suspend operations of Mortgage Company of James River, Inc. The company was established in the fourth quarter of 1998 and began operations in January 1999. The mortgage company, which is based in Richmond, Virginia, is a subsidiary of James River Bank, Waverly, Virginia.

   According to Harold U. Blythe, President and CEO of James River Bankshares, "It was unfortunate that we entered the mortgage business just as the cycle was beginning to turn in a negative direction. In spite of cost cutting measures and other strategies to increase business volume, we were unable to eliminate operating losses. Reluctantly, we have decided to suspend the mortgage company's operations."

   The company will continue operations for approximately 60 days until such time as loans in process can be closed. The closing will affect seven mortgage company employees and will result in a charge to James River Bankshares' first quarter earnings. The amount of the charge is expected to be approximately $105,000 net after taxes.

   James River Bankshares is a multi-community bank holding company based in Suffolk, Virginia. It owns five community banks, two consumer finance companies, and an equity-based lending subsidiary in addition to the mortgage company.

   This press release contains "forward-looking statements," within the meaning of federal securities laws, that involve risks and uncertainties. Statements herein are based on certain assumptions and analyses by the company and other factors it believes are appropriate in the circumstances. However, the company's expectations are subject to a number of risks and uncertainties and other factors that could cause actual results, events and developments to differ materially from those contemplated by any forward-looking statements herein. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in the company's most recent Form 10-K report and other documents filed with the Securities and Exchange Commission.

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